Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated March 30, 2007, relating to the consolidated statements of operations, stockholders’ deficit and cash flows of Tower Tech Holdings, Inc. (now known as Broadwind Energy, Inc.) and its subsidiary for the year ended December 31, 2006, appearing in the Annual Report on Form 10-K of Broadwind Energy, Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

Plymouth, Minnesota
January 5, 2010